Exhibit 10.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT, dated as of September 8, 2008 (the “Agreement”), by and among AVP, INC., a Delaware corporation (the “Company”) and RJSM PARTNERS, LLC, a Delaware limited liability company (the “Purchaser”).

Whereas, at the Initial Closing and on the terms and conditions set forth in this Agreement, the Company wishes to issue and sell to the Purchaser, and the Purchaser wishes to purchase from the Company, an aggregate of 3,606,500 shares of the authorized but unissued Common Stock of the Company (the “Initial Restricted Shares”), at an aggregate purchase price of $1,803,250 and a per share purchase price of $0.50 that shall be payable in accordance with the terms and conditions of this Agreement.

Whereas, at the Second Closing and on the terms and conditions set forth in this Agreement, the Company wishes to issue and sell to the Purchaser, and the Purchaser wishes to purchase from the Company, an aggregate of 2,000,000 shares of the authorized but unissued Common Stock of the Company (the “Secondary Restricted Shares” and, together with the Initial Restricted Shares, the “Restricted Shares”), at an aggregate purchase price of $1,000,000 and a per share purchase price of $0.50 that shall be payable in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following definitions shall apply:

“Additional Shares” shall have the meaning given to such term in Section 4.6 of this Agreement.

“Affiliate” of any Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Number of Restricted Shares” means 5,606,500 Restricted Shares.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 30, 2008.

“Balance Sheet Date” means June 30, 2008.

“Basic Documents” means this Agreement, the Subscription Agreement, the Registration Rights Agreement, the Loan Agreement and the Note.

“Benefit Plans” shall have the meaning given to such term in Section 3.17 of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock (or equivalent ownership interests in a Person not a corporation) whether now outstanding or issued after the date of this Agreement, including, without limitation, all Common Stock and Preferred Stock and any rights, warrants or options to purchase such Person’s capital stock.

“Certificate of Incorporation” means the Company’s certificate of incorporation in effect as of the date hereof.

“Closing” means the consummation of the issuance and sale by the Company to the Purchaser of each of the Initial Restricted Shares and the Secondary Restricted Shares in accordance with the terms and conditions of this Agreement.

“Closing Date” means either the First Closing Date or the Second Closing Date.

“Code” means the Internal Revenue Code of 1986 and the U.S. Treasury Department regulations promulgated thereunder, all as amended from time to time.

“Common Stock” means the common stock of the Company, par value $.001 per share.

“Company” has the meaning set forth in the preamble.

“Contingent Obligation” as to any Person shall mean any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for, the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reason-ably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Note” means that certain promissory note dated as of the date hereof issued by the Company to the Purchaser pursuant to the Loan Agreement.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Employment Agreement” means the employment agreement between Jason Hodell and the Company a substantially final copy of which is attached as Exhibit A.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financials” shall have the meaning given to such term in Section 3.7 of this Agreement.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof and any entity, department, authority, bureau, agency or commission exercising executive, legislative, judicial (including any court of competent jurisdiction), regulatory or administrative functions of or pertaining to government.

“Indebtedness” of a Person, at a particular date, means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, and (c) all Indebtedness of the type described in paragraph (a) or (b) of this definition secured by any Lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 60 days or, if overdue for more than 60 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person.

“Indemnified Person” shall have the meaning given to such term in Article 6 of this Agreement.

“Indemnifier” shall have the meaning given to such term in Article 6 of this Agreement.

“Initial Closing” means the consummation of the issuance and sale by the Company to the Purchaser of the Initial Restricted Shares in accordance with the terms and conditions of this Agreement.

“Initial Closing Date” means the date hereof, which shall be the date on which the Initial Closing occurs.

“Initial Restricted Shares” shall have the meaning given to such term in the Preamble of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction).

“Loan Agreement” means that certain Loan Agreement, dated as of the date hereof, between the Company and the Purchaser pursuant to which the Purchaser will lend an aggregate amount of $2,803,250, of which $1,803,250 will be lent on the Initial Closing Date and the remaining $1,000,000 will be lent on the Second Closing Date, and the Company will issue the notes representing such loans to the Purchaser.

“Material Adverse Effect” means a material adverse change to the Company’s assets, business, liabilities, condition (financial or otherwise) or results of operations.

“Obligations” means all indebtedness, liabilities and obligations of the Company to the Purchaser, whether now existing or hereafter incurred, direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, whether for principal, interest, fees or otherwise, arising out of this Agreement.

“Offer Period” shall have the meaning given to such term in Section 4.6 of this Agreement.

“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, joint venture, association, joint stock company, sole proprietorship, business trust, unincorporated organization or government or other agency or political subdivision thereof.

“Purchase Price” shall mean the sum of (i) the product of $0.001 and the number of Restricted Shares, and (ii) the product of the Final Payment Per Restricted Share and the number of Restricted Shares.

“Preferred Stock” means any class or series of Preferred Stock of the Company, par value $.001 per share.

“Registration Rights Agreement” means the registration rights agreement to be entered into between the Purchaser and the Company on the Initial Closing Date, a substantially final copy of which is attached as Exhibit B hereto.

“Requirements of Law” means as to any Person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or final regulation, or final determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or to which such Person or any of its assets is subject.

“Requisite Number of Equity Securities” shall be equal to the product of (i) fifty percent (50%) and (ii) the Aggregate Number of Restricted Shares.

“Responsible Officer” means the chief financial officer or the treasurer of the Company.

“Restricted Shares” means the shares of Common Stock (i) issued to the Purchaser on the Initial Closing Date and the Second Closing Date and held by the Company on behalf of the Purchaser, and (ii) delivered to the Purchaser in accordance with the terms and conditions of the Loan Agreement.

“SEC Reports” shall have the meaning given to such term in Section 3.7 of this Agreement.

“Second Closing” means the consummation of the issuance and sale by the Company to the Purchaser of the Secondary Restricted Shares in accordance with the terms and conditions of this Agreement.

“Second Closing Date” means the date on which the Second Closing occurs; provided, however, that such date shall not be later than September 15, 2008.

“Secondary Restricted Shares” shall have the meaning given to such term in the Preamble of this Agreement.

“Securities” means the Restricted Shares.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, and any applicable state securities or “blue sky” laws.

“Subscription Agreement” means that certain Subscription Agreement, dated as of September 8, 2008, between the Company and the Purchaser.

“Subsidiary” with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more subsidiaries of such Person or by one or more subsidiaries of such Person or (ii) any other Person (other than a corporation) in which such Person, one or more subsidiaries of such Person, or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest.

“Warrants” shall have the meaning given to such term in Section 4.6 of this Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.1                                   Authorization of the Restricted Shares.

The Company has authorized the sale and issuance to the Purchaser of an aggregate of 5,606,500 Restricted Shares, of which the Initial Restricted Shares will be sold and issued at the Initial Closing and of which the Secondary Restricted Shares will be sold and issued at the Second Closing.

Section 2.2                                   Agreement to Purchase and Sell at the Closing.

The Company hereby agrees to issue and sell to the Purchaser, and the Purchaser, in reliance upon the representations, warranties, covenants and agreements of the Company contained herein, and subject to the terms and conditions of this Agreement, hereby agrees to purchase from the Company on the Initial Closing Date the Initial Restricted Shares at a price per share of $0.50 (the “Restricted Share Price”).  In addition, the Company hereby agrees to issue and sell to the Purchaser and the Purchaser hereby agrees to purchase from the Company at the Second Closing the Secondary Restricted Shares at a price per share equal to the Restricted Share Price.

On the Closing, the Purchaser shall pay a portion of the Restricted Share Price equal to $0.001 per Restricted Share.  The Purchaser hereby agrees to pay the Company an amount per Restricted Share equal to the difference (the “Final Payment Per Restricted Share”) between the Restricted Share Price and $.001 on the earlier of (i) the Maturity Date (as defined in the Loan Agreement) by application of the principal of the Loan as provided in Section 3.1 of the Loan Agreement, (ii) the date on which the Purchaser receives the Change of Control Payment (as defined in the Loan Agreement), and (iii) upon any prepayment under Section 3.1 of the Loan Agreement.  The aggregate amount of the Final Payment Per Restricted Share shall be equal to the product of (i) the number of Restricted Shares to be delivered to the Purchaser on such earlier date (or on any other applicable date on which the Restricted Shares are delivered t the Purchaser) pursuant to the terms and conditions of the Loan Agreement, and (ii) the Final Payment Per Restricted Share.

Section 2.3                                   Payment of Purchase Price.

The consummation of the sale and purchase of the Initial Restricted Shares shall take place at the Initial Closing at the offices of Winston & Strawn LLP in New York, at 10:00 a.m. (E.D.T) on September 8, 2008, or at such other place, date and time as may be mutually agreed upon by the Company and the Purchaser in writing.  The consummation of the sale and purchase of the Secondary Restricted Shares shall take place at the Second Closing at the offices of Winston & Strawn LLP in New York, at 10:00 a.m. (E.D.T.) on or before September 15, 2008, or at such other place, date and time as may be mutually agreed upon by the Company and the Purchaser in writing.

Upon the Purchaser’s purchase of the Restricted Shares at a Closing and against delivery of the Purchase Price, the Company shall issue (but not deliver) to the Purchaser a stock certificate or certificates in definitive form registered in the name of the Purchaser and representing ownership of the Restricted Shares purchased at such Closing.  The Company shall hold the certificate or certificates representing the Restricted Shares for the benefit of the Purchaser and shall deliver such certificate or certificates to the Purchaser pursuant to the terms and conditions in the Loan Agreement.  As partial payment for the Restricted Shares being purchased by it at such Closing, and against issuance in the name of the Purchaser of the certificate or certificates representing the Restricted Shares issued on such Closing Date, at such Closing the Purchaser shall deliver to the Company by wire transfer, in immediately available funds, an amount equal to the product of $0.001 and the number of Restricted Shares issued in the name of the Purchaser on such Closing Date to one or more accounts designated by the Company to the Purchaser.  Except that the Company shall hold the certificate or certificates representing the Restricted Shares as herein provided the Purchaser shall have all rights of an owner of Common Stock of the Company purchased in the manner provided herein, including voting rights.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth within any SEC Reports as of the date hereof, the Company hereby makes the representations and warranties set forth below to the Purchaser:

Section 3.1                                   Organization; Good Standing, etc.

Each of the Company and its Subsidiaries is a duly organized and validly existing corporation under the jurisdiction of its incorporation, and their respective statuses are active under the laws of such jurisdictions.  Each of the Company and its Subsidiaries has all requisite corporate power and corporate authority for the ownership and operations of its assets and for the conduct of its business as now conducted and as now proposed to be conducted.  Each of the Company and its Subsidiaries is duly qualified and is in good standing as a foreign corporation and authorized to do business in all jurisdictions wherein the character of the property owned or leased by it, or the nature of the activities conducted by it, makes such qualification or authorization necessary, except where the failure to so qualify or be so authorized would not have a Material Adverse Effect.

Section 3.2                                   Authority to Execute and Perform Agreements.

The Company has all requisite corporate power and corporate authority to execute and deliver the Basic Documents and to perform all its obligations thereunder, and to issue and sell the Restricted Shares issuable under this Agreement.  The Company has the full legal right and power and all authority and approval required to enter into, execute and deliver the Basic Documents and to perform fully the Company’s obligations thereunder.  Each of the Basic Documents has been duly executed and delivered and constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or the effect of general principles of equity.  No approval or consent of any Governmental Authority, and (except as otherwise specified in this Agreement) no approval or consent of any other Person, is required in connection with the execution and delivery by the Company of the Basic Documents and the consummation and performance by the Company of the transactions contemplated thereby.  The execution and delivery of the Basic Documents, the consummation of the transactions contemplated under the Basic Documents, and the performance by the Company of the Basic Documents in accordance with their respective terms and conditions will not conflict with or result in the breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Certificate of Incorporation or Bylaws of the Company; (ii) any instrument, contract or other agreement by or to which the Company is a party or by or to which it or its assets or properties are bound or subject; (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority; or (iv) any Permit, except in the cases of clauses (ii) through (iv) above, for such conflicts, breaches or violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.3                                   Capitalization.

The authorized capital stock of the Company shall consist of: (i) 80,000,000 shares of Common Stock, and (ii) 2,000,000 shares of Preferred Stock.  All issued and outstanding shares of Common Stock and all issued and outstanding shares of the capital stock of each of the Subsidiaries are duly authorized and validly issued, and are fully paid and non-assessable.  Following receipt of payment pursuant to Section 2.3, all Securities issuable in connection with the transactions contemplated hereby will be duly authorized and validly issued, and will be fully paid and non-assessable.  Except as set forth on Schedule 3.3, no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or otherwise acquire from the Company (or, to the knowledge of the Company, from any other Person) any equity securities of the Company is authorized or outstanding, and (ii) there are no additional commitments by the Company to issue shares, subscriptions, warrants, options, convertible securities or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or assets.  Except as set forth on Schedule 3.3, the Company has no obligation to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.  Except as set forth on Schedule 3.3, to the knowledge of the Company, there are no voting trusts or agreements, shareholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights (statutory or contractual) or proxies relating to any securities of the Company (where the Company is not a party thereto).  There are no restrictions on the transfer of shares of capital stock of the Company, other than those imposed by relevant federal and state securities laws.

Section 3.4                                   Consents and Approvals.

Except as set forth on Schedule 3.4 and as otherwise expressly set forth in this Agreement, no authorization, consent, approval, license, filing or registration with any Governmental Authority or Person is or will be necessary for the valid execution, delivery and performance by the Company of the Basic Documents, the issuance, sale and delivery of the Securities, other than filings pursuant to the Securities Laws (all of which filings have been made or will be made by the Company) in connection with the sale of the Securities.

Section 3.5                                   Subsidiaries.

All of the subsidiaries of the Company are identified in the Company’s Annual Report on Form 10-KSB filed with the SEC for the period ended December 31, 2007 (the “Annual Report”).  Other than as disclosed in the SEC Reports, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each such subsidiary.

Section 3.6                                   Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of the Company, and all amendments to each to date, copies of all of which have been delivered to the Purchaser, are true, correct and complete.

Section 3.7                                   SEC Reports; Financial Statements.

(a)                                  The Company has delivered or made available to the Purchaser true and complete copies of all periodic and current reports, statements and other documents that the Company has filed under the Exchange Act since December 31, 2007 (collectively, the “SEC Reports”).  As of their respective filing dates, each of the SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Laws, (ii) were filed in a timely manner or received a valid extension of such time of filing and filed any such SEC Reports prior to the expiration of any such extension, and (iii) did not contain any false or untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)                                 The audited consolidated financial statements (including the notes thereto) of the Company and its Subsidiaries for the fiscal year ended December 31, 2007 contained in the Annual Report and the unaudited consolidated financial statements (including the notes thereto) of the Company and its Subsidiaries for the fiscal quarter ended June 30, 2008 contained in the Company’s Quarterly Report on 10-QSB (the “Quarterly Report”) for such fiscal quarter (collectively, the “Financials”) present fairly, in all material respects, the financial position of the Company and its Subsidiaries on a consolidated basis as of the dates thereof and its results of operations for the periods covered thereby (subject, in the case of unaudited financial statements, to normal year-end audit adjustments), and the Financials have been prepared in accordance with GAAP consistently applied and in accordance with Regulation S-X as in effect at the time of filing (except (i) as may be otherwise set forth in such Financials or (ii) in the case of unaudited financial statements, to the extent they may not include footnotes or may be consolidated or summary statements).  Except as and to the extent set forth (or incorporated by reference) in Quarterly Report, (i) neither the Company nor any of its Subsidiaries has any material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business since the Balance Sheet Date, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financials; and (ii) there has been no Material Adverse Effect.

Section 3.8                                   Tax Matters.

Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

Section 3.9                                   Compliance with Laws; Litigation.

(a)                                  Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Except as disclosed in the SEC Reports and set forth on Schedule 3.9, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any Governmental Authority which (i) adversely affects or challenges the legality, validity or enforceability of any of the Basic Documents or (ii) would, if there were an unfavorable decision, have or would reasonably be expected to result in a Company Material Adverse Effect.

Section 3.10                            Brokers’ Fees.

The Company has not, directly or indirectly, incurred any liability for brokerage or finders’ fees in connection with this Agreement.

Section 3.11                            Proprietary Information of Third Parties.

Except as set forth on Schedule 3.11, no third party has claimed or, to the knowledge of the Company, has reason to claim that any Person employed by or affiliated with the Company or any Subsidiary has (a) violated or may be violating to any material extent any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees, or has requested information from the Company or any Subsidiary which suggests that such a claim might be contemplated.  To the knowledge of the Company, no Person employed by or affiliated with the Company or any Subsidiary has utilized or proposes to utilize any trade secret or any information or documentation proprietary to any former employer, and to the knowledge of the Company, no Person employed by or affiliated with the Company or any

Subsidiary has violated any confidential relationship which such Person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company or any Subsidiary, and the Company has no reason to believe there will be any such utilization or violation, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of the Company, none of the execution or delivery of this Agreement or the other Basic Documents, or the carrying on of the business of the Company as officers, employees or agents by any officer, director or key employee of the Company or any Subsidiary, or the conduct or proposed conduct of the business of the Company and each Subsidiary, will materially conflict with or result in a material breach of the terms, conditions or provisions of or constitute a material default under any contract, covenant or instrument under which any such Person is obligated.

Section 3.12                            Agreements.

(a)                                              Schedule 3.12 sets forth all of the following contracts and other agreements, whether written or oral, to which the Company or any Subsidiary is a party or by or to which it or its assets or properties are bound: (i) any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement; (ii) any contract or agreement which limits the freedom of the Company or any of its Subsidiaries to compete in any line of business; (iii) any contract or agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or any of its Subsidiaries (iv) any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Company or any of its Subsidiaries; (v) a contract or agreement relating to the change of control of more than 5% of the outstanding capital stock of the Company or any Subsidiary; and (vi) any contract pursuant to which any benefit thereunder would be accelerated or increased or any of the rights or obligations of the parties thereunder would be otherwise changed or affected, by the transactions contemplated hereby.

(b)                                             All of the contracts and other agreements set forth on Schedule 3.12 are in full force and effect and, except as set forth on Schedule 3.12, the Company is not in default under any of them, nor to the knowledge of the Company, is any other party to any such contract or other agreement in default thereunder, nor, to the knowledge of the Company, does any condition exist which with notice or lapse of time or both would constitute a default thereunder.  No approval or consent of any Person is needed in order that the contracts or other agreements set forth on Schedule 3.12 and other Schedules hereto continue in full force and effect in all material respects following the consummation of the transactions contemplated by the Basic Documents.

Section 3.13                            Properties and Leases.

The Company and its Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and its Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except as described in the SEC Reports and except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance.

Section 3.14                            Intangible Property.

Schedule 3.14 sets forth all patents, trademarks, service marks, trade names, copyrights, franchises and software and financial reporting systems, all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from the Company relating to any of the foregoing which are material to its business.  The rights of the Company in the property set forth on Schedule 3.14 are free and clear of any Liens, except as described in the SEC Reports and except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries.  The Company has no notice of any adversely held patent, invention, copyright, trademark, service mark or trade name of any other Person or notice of any claim of any other Person relating to any of the property set forth on Schedule 3.14 or any process or confidential information of the Company, and the Company does not know of any basis for any such charge or claim.

Section 3.15                            Other Offerings Subject to Integration.

Neither the Company nor any Person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of the Company or any Subsidiary under circumstances which might require the integration of such security with the Restricted Shares under the Securities Act or the rules and regulations of the SEC thereunder), in either case so as to subject the offering, issuance or sale of the Securities to the registration requirements of the Securities Act; provided, however, that it shall be expressly agreed and understood that the Company’s representation and warranty in this Section 3.15 shall not relate to or otherwise include any action taken or to be taken by the Purchaser or any of its affiliates or representatives.

Section 3.16                            Significant Sponsors or Suppliers.

Except as set forth on Schedule 3.16, no single sponsor or supplier is of material importance (for purposes of this Section 3.16, “material” or words to such effect means amounting to more than 5% of the value of the goods or services provided by or to the Company or any of its Subsidiaries).  The relationships of the Company and the Subsidiaries with its customers and suppliers are good commercial working relationships and, except as set forth on Schedule 3.16, no customer or supplier of the Company has cancelled or otherwise terminated, or threatened in writing to the Company to cancel or otherwise terminate, its relationship with the Company or has during the last 12 months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to the Company or the Subsidiaries.  Neither the Company nor any Subsidiary has any notice that any such customer or supplier intends to cancel or otherwise modify its relationship with the Company or any Subsidiary or to decrease materially or limit its business with the Company or any Subsidiary.

Section 3.17                            ERISA.

Schedule 3.17 sets forth all of the employee benefit plans of the Company (the “Benefit Plans”).  Except as set forth on Schedule 3.17 or as set forth in the employment agreements between the Company and its executive officers, the Company and the Subsidiaries do not maintain or have any material obligation to contribute to or any other material liability with respect to or under (including but not limited to current or potential withdrawal liability), nor have they ever maintained or had any material obligation to contribute to or any other liability with respect to or under: (i) any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare types benefits for current, retired or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the IRC or as required under applicable state law); (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA; (iii) any employee plan which is a tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated; (iv) any employee plan which is tax-qualified “defined contribution plan” (as defined in Section 3(34) of ERISA), whether or not terminated; or (v) except as set forth on Schedule 3.17, any other plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, severance, employee health or other welfare benefit plan or other arrangement, whether or not terminated. For purposes of this Section 3.17, the term “Company” includes all organizations under common control with the Company pursuant to Section 414(b) or (c) of the IRC.  Each Benefit Plan has been administered in accordance with its terms and all applicable laws, rules or regulations, as reasonably can be expected to avoid a Material Adverse Effect to the Company and or the plan participants.  To the knowledge of the Company, no Benefit Plan established or maintained, or to which contributions have been made, by the Company or any Subsidiary, which is subject to Part 3 of Subtitle B of Title I of ERISA had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such plan by the Company or any Subsidiary.

Section 3.18                            Insurance.

The Company and its Subsidiaries maintain insurance (including, without limitation and to the extent not currently in place, at reasonable commercial rates, directors and officers liability insurance covering each of the Company’s directors) of the type and in the amount described in Schedule 3.18 covering their respective properties and business are in compliance with all material requirements and provisions thereof.  Such insurance coverage is customary and adequate in amount, type and scope for such properties and business.  To the Company’s knowledge, neither the Company nor any Subsidiary has received a notice of cancellation or non-renewal of any such policy or binder and none of them has any knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination of any such insurance.  The Company maintains, and has maintained during the past seven years, directors and officers liability insurance in an amount and on terms reasonable under the circumstances in which it conducts its business and as a public company.

Section 3.19                            Officers, Directors and Employees.

Schedule 3.19 sets forth the name and total compensation of each officer and director of the Company, and of each employee, consultant or agent of the Company, whose current annual rate of compensation (including bonuses and commissions) exceeds $100,000.  No such officer or employee has advised the Company in writing that he intends to terminate employment with the Company.  Except as set forth on Schedule 3.19, the Company and each Subsidiary has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes.

Section 3.20                            Operations of the Company.

Except as set forth on Schedule 3.20 or as contemplated by this Agreement, from the Balance Sheet Date through the date hereof, neither the Company nor any Subsidiary has:

(i)                                     amended its Certificate of Incorporation or Bylaws or merged with or into or consolidated with any other Person, or changed or agreed to change in any manner the character of its business;

(ii)                                  entered into or amended any employment agreement, entered into any agreement with any labor union or association representing any employee or entered into or amended any Benefit Plan;

(iii)                               except for short-term non-material borrowings in the ordinary course of business, incurred any Indebtedness;

(iv)                              declared or paid any dividends or declared or made any distributions of any kind to its stockholders;

(v)                                 reduced its cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

(vi)                              waived any right of material value to its business;

(vii)                           made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

(viii)                        materially changed any of its business policies, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies;

(ix)                                made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any officer, director or employee of the Company, or any accrual for or commitment or agreement to make or pay the same, other than to Persons not officers, directors or stockholders of the Company made in the ordinary course of business;

(x)                                   made any loan or advance to any of its officers, directors, employees, consultants, agents or stockholders, other than travel advances made in the ordinary course of business;

(xi)                                made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants or agents, other than to Persons not officers, directors or stockholders of the Company made in the ordinary course of business;

(xii)                             except in the ordinary course of business: entered into any lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets or properties; granted or suffered any lien or other encumbrance on any of its assets or properties; entered into or amended any contract or other agreement to which it is a party or by or to which it or its assets or properties are bound or subject or pursuant to which it agrees to indemnify any party or refrain from competing with any party;

(xiii)                          except in the ordinary course of business, incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

(xiv)                         except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

(xv)                            except in the ordinary course of business, entered into any other material contract or other agreement or other material transaction; or

(xvi)                         incurred on its Balance Sheet any Indebtedness senior to the Loan.

Section 3.21                            Potential Conflicts of Interest.

Except as set forth on Schedule 3.21, no officer or director of the Company (i) owns, directly or indirectly, any interest in (except not more than 5% stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company; (ii) owns, directly or indirectly, in whole or in part, any copyright, trademark, trade name, service mark, franchise, patent, invention, permit, license or secret or confidential information which the Company is using or the use of which is necessary for the business of the Company; or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for (a) claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Benefit Plans and similar matters and agreements existing on the date hereof and (b) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE 3A

REPRESENTATIONS OF THE PURCHASER

The Purchaser hereby makes the representations and warranties set forth below to the Company:

Section 3A.1                          Organization; Good Standing, Etc.

The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect Purchaser’s ability to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis, and Purchaser has the requisite power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

Section 3A.2                          Authority; No Violation, Etc.

The execution, delivery and performance by the Purchaser of this Agreement has been duly authorized by all necessary limited liability company action.  This Agreement and the other Basic Documents to which it is a party have been duly executed and delivered by the Purchaser, and the execution, delivery and performance by the Purchaser of this Agreement and the other Basic Documents to which it is a party does not and will not (i) conflict with or violate any provision of its certificate of formation or operating agreement; (ii) violate or result in a breach of any of the terms of, result in a modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract or other agreement to which the Purchaser is a party or by or to which the Purchaser or any of its assets or properties may be bound or subject; (iii) violate any order, writ, judgment, injunction, award or decree of any Governmental Authority against, or binding upon, the Purchaser; (iv) violate any statute, law or regulation of any jurisdiction; or (v) require the consent of any Person under any agreement or instrument to which the Purchaser is a party.

Section 3A.3                          Investment; Experience.

The Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities or “blue sky” laws on the grounds that the offering and sale of the Securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) of the Securities Act and the regulations thereunder and are exempt from qualification pursuant to comparable available exceptions in various states.  The Purchaser acknowledges and understands that the Securities must be held indefinitely unless such securities are subsequently registered under the Securities Act and other applicable blue sky and state securities laws or an exemption from such registration is available. It is the intention of the Purchaser to acquire the Securities for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  The Purchaser will not sell or otherwise dispose of any of the Securities or any shares of Common Stock issuable to the Purchaser upon conversion of the Note (including but not limited to pursuant to or in connection with a Short-Sale (defined below) involving the Securities or any shares of Common Stock entered into on or before the date hereof), except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.  The Purchaser and its members have significant experience in evaluating and investing in private placement transactions so that they are capable of evaluating the merits and risks of their investment in the Company, have the capacity to protect their own interests, and are capable of making an informed investment decision. The Purchaser and its members have the ability to bear the economic risks of the Purchaser’s prospective investment, including a complete loss of the investment. The Purchaser represents that it and its members are “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3A.4                          Rule 144, etc.

The Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless exemptions from such registration are available.  The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

Section 3A.5                          Brokers or Finders.

The Company has not, and will not, incur, directly or indirectly, as a result of any action taken by the Purchaser, and liability for brokerage or finders’ fees in connection with this Agreement.  The Purchaser represents that it has not paid or agreed to pay any brokerage or finders’ fees in connection with this Agreement.

Section 3A.6                          Legends; Stop Transfer.

All certificates representing ownership of the  Restricted Shares that may be purchased by the Purchaser pursuant to the provisions of this Agreement shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH IN THE SECURITIES PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 8, 2008, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

In addition, the Company shall make a notation regarding the restrictions on transfer of the Restricted Shares in its books to the effect stated in this Section 3A.5.

Section 3A.7                          Enforceability.

This Agreement is the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or the effect of general principles of equity.

Section 3A.8                          Governmental Approvals, etc.

Except as set forth herein, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, or exemption from any of the foregoing from, any Governmental Authority is or will be required to authorize or permit the execution, delivery and performance by the Purchaser of the Basic Documents, and the Purchaser does not know of any reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.

Section 3A.9                          Certain Trading Activities.

(a)                                  During the longer of (i) the thirty (30) calendar day period prior to the date of this Agreement or (ii) the period between the date on which the Purchaser received confidential information regarding the Company and the date of this Agreement, neither the Purchaser nor any of its Affiliates has engaged in, and the Purchaser and none of its Affiliates has engaged, requested or directed any Person acting on its behalf to engage in, (A) any trading of the Common Stock, including Short Sales of the Common Stock, and no open position or Short Sale relating to the Common Stock exists on the date hereof in the name of or on behalf of or for the account of the Purchaser or any of its Affiliates, or (B) any manipulative or deceptive trading practices, devices or schemes with respect to the Common Stock.  For purposes of this Section, “Short Sales” means all kinds of direct and indirect stock pledges reflecting short positions, forward sale contracts, options, puts, calls, short sales, swaps (including on a total return basis), and sales and any other transactions having the effect of hedging any position in the Common Stock.

(b)                                 The Purchaser acknowledges that the Company and its Affiliates and representatives provided information to the Purchaser and its Affiliates and representatives in connection with the Purchaser’s evaluation and negotiation of the Basic Documents and the transactions contemplated.  Unless such information was generally available to the public prior to such disclosure such information constitutes material non-public information, and the Purchaser agrees to treat confidentially such information.  The Purchaser also acknowledges that it is aware, and that it will advise its Affiliates and representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws, among other things, prohibit anyone who has received from the Company material, non-public information from purchasing or selling securities of the Company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 3A.10                   Reliance on Exemptions.

The Purchaser understands that the Securities are being offered and sold to the Purchaser in reliance upon specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, certain of the representations, warranties, agreements and acknowledgments of the Purchaser set forth herein to determine the availability of such exemptions and the eligibility of the Purchaser and its members to acquire the Securities.

Section 3A.11  Information.

The Purchaser has been furnished with certain materials (including the SEC Reports) relating to the business, finances and operations of the Company that have been made publicly available by the Company, as well as materials relating to the offer and sale of the Securities.  Notwithstanding the foregoing, the Purchaser does not know, and has no basis for acknowledging, whether such materials are complete and accurate, or whether they comply with applicable Securities Laws in form and content, and is relying solely upon the representations and warranties of the Company set forth in this Agreement and the other Basic Documents with respect thereto.  The Purchaser has been afforded the opportunity to ask questions of the Company and has received responses from the Company and its advisors.  The Purchaser and its members acknowledge and understand that its investment in the Securities involves a significant degree of risk.  Except for the representations and warranties set forth in this Article 3A or in the other Basic Documents, the Purchaser has not made any representation or warranty, express or implied.  The Purchaser acknowledges and agrees that, except for the representations and warranties set forth in Article 3 or in the other Basic Documents, the Company, for itself or on behalf of any of its subsidiaries, has not made any representation or warranty, express or implied.

Section 3A.12  Taxes.

The Purchaser (a) understands that there may be tax consequences resulting from the purchase, ownership and/or sale of the Securities, and (b) represents and warrants that (i) the Purchaser has had a full opportunity to seek the advice of independent counsel respecting this investment and the tax risks and implications thereof, (ii) the Purchaser has relied only upon such independent tax advice and not upon any tax counsel from, or discussions with, the Company or the Company’s representatives, and (iii) has never been notified by the Internal Revenue Service that the Purchaser is subject to 20% backup withholding.

Section 3A.13  ERISA.

Purchaser will not acquire the Securities with the assets of any “employee benefit plan” as defined in ERISA and no “prohibited transactions” under ERISA and the Code will occur in connection with the Purchaser’s acquisition of the Securities.

Section 3A.14 Compliance with OFAC

None of the Purchaser nor any of its affiliates are currently subject to any U.S. sanctions administered by the Officer of Foreign Assets Control of the U.S. Department of the Treasury.

ARTICLE 4

COVENANTS OF THE COMPANY

Section 4.1                                   Use of Proceeds.

Use the proceeds from the sale of the Securities to provide general working capital for corporate purposes.

Section 4.2                                   Governance Matters.

(a)                                  The Company will promptly after the Initial Closing cause two persons nominated by Purchaser (the “Board Representatives”) to be elected or appointed to the Board of Directors (which person shall be subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Company’s Nominating and Governance Committee (“Governance Committee”) (such approval not to be unreasonably withheld or delayed)). After such appointment and provided that the Second Closing occurs on or before September 15, 2008, as long as the Purchaser owns a number of shares of the Company’s issued and outstanding shares of capital stock equal to or greater than the Requisite Number of Equity Securities, the Company will be required to recommend to its stockholders the election of the Board Representatives at the Company’s annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Governance Committee (such approval not to be unreasonably withheld or delayed), to the Board of Directors. If Purchaser no longer owns the minimum number of Securities specified in the prior sentence, Purchaser will have no further rights under Sections 4.2(a) through 4.2(c) and, at the written request of the Board of Directors, shall use all reasonable best efforts to cause its Board Representatives to resign from the Board of Directors as promptly as possible thereafter. At the option of the Board Representatives, the Board of Directors shall appoint one Board Representative to each of the Audit Committee and the Compensation Committee of the Board of Directors (or any successor committee thereto), so long as the Board Representative qualifies to serve on such committees under applicable law and the Company’s corporate governance guidelines and the charter of such committees.

(b)                                 The Board Representatives (including any successor nominees) duly selected in accordance with Section 4.2(a) shall, subject to applicable law, be the Company’s and the Governance Committee’s nominee to serve on the Board of Directors. The Company shall use its reasonable best efforts to have the Board Representatives elected as a director of the Company and the Company shall solicit proxies for each such person to the same extent as it does for any of its other nominees to the Board of Directors.

(c)                                  Subject to Section 4.3, Purchaser shall have the power to designate the Board Representatives’ replacement upon the death, resignation, retirement, disqualification or removal from office of such directors, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Governance Committee (such approval not to be unreasonably withheld or delayed). The Board of Directors will promptly take all action reasonably required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being the Company’s and the

Governance Committee’s nominee to serve on the Board of Directors, using all reasonable best efforts to have such person elected as director of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors).

(d)                                 Without limiting the right of Purchaser and its Affiliates to provide additional compensation to the Board Representatives, the Board Representatives shall be entitled to receive from the Company and the Company Subsidiaries, if applicable, the same compensation and same indemnification in connection with his or her role as a director as the other members of the Board of Directors, and each Board Representatives shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors. The Company shall notify the Board Representatives of all regular and special meetings of the Board of Directors and shall notify the Board Representatives of all regular and special meetings of any committee of the Board of Directors of which the Board Representatives are members. The Company shall provide the Board Representatives with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members.

Section 4.3                                   Observer Rights

As long as the Purchaser owns a number of shares of the Company’s issued and outstanding shares of capital stock equal to or greater than the Requisite Number of Equity Securities, the Company shall invite a representative of the Purchaser to attend all meetings of its Board of Directors in an observer capacity.  The board observer appointed by the Purchaser shall not be (i) considered in determining whether a quorum of the Board of Directors is present, and (ii) entitled to vote on any matter presented to the Board of Directors.  The Company shall give such representative copies of all notices, minutes, consents, and other materials that it provides to the members of its Board of Directors; provided, however, that (i) the forgoing obligation of the Company to deliver such copies to such representative shall be satisfied by delivery of such copies to the Purchaser, and (ii) any such representative that attends a meeting of the Company’s Board of Directors shall, as a condition to being permitted to attend any such meeting, enter into a confidentiality agreement pursuant to which such representative shall agree to hold in confidence and trust, and to act in a fiduciary manner with respect to and not trade on, all information provided to or otherwise obtained prior to or at such meeting; and provided, further, that the Company reserves the right to withhold any information and documents and to exclude such representative from any meeting of its Board of Directors or from any portion of such meeting if (i) access to such information or documents or attendance at such meeting or any such portion could (A) adversely affect the attorney-client privilege between the Company and its counsel or between the Board of Directors (or any committee thereof) and its counsel, or (B) cause the Board of Directors to breach its fiduciary duties, or (C) result in disclosure of trade secrets, or confidential or proprietary information, or (D) result or a conflict of interest or potential conflict of interest, or (E) impair the Company’s ability to enforce its rights under the Basic Documents in any bona fide dispute with the Purchaser or any of its Affiliates or representatives, or (F) violate any statute, regulation, rule, or law, or (G) violate any existing contract or agreement, or (ii) the Purchaser or any of its Affiliates is or becomes a competitor of the Company.

Section 4.4                                   Further Assurances.

The Company shall execute and deliver all further instruments and documents and take all further action that may be necessary, or that the Purchaser may reasonably request, in order to carry out the provisions of this Agreement or the other Basic Documents, including any assignments of the Purchaser’s interest in the Securities or its rights under or for the benefit of the Basic Documents.

Section 4.5                                   Employment Agreement with Jason Hodell.

On or before the Initial Closing, the Company and Jason Hodell (“Hodell”), an individual with an address located at 300 Gold Brush Way;  Pasadena, Maryland 21122, shall enter into and duly execute an employment agreement for Hodell’s employment by the Company.

Section 4.6                                   Right to Purchase.

(a)  If any of the warrants to purchase Common Stock listed on Exhibit 1 hereto (the “Warrants”) are exercised after the Closing Date, and the shares of Common Stock to be issued as a result of such exercise are paid for in accordance with the terms and conditions of such Warrants, the Purchaser shall have the right to purchase from the Company a number of shares of Common Stock that is not more than the “Additional Shares”.  The Additional Shares shall be equal to the number of shares of Common Stock that when added to the number of Restricted Shares held by the Purchaser immediately prior to such exercise of the Warrants would cause the sum of (i) the Additional Shares and (ii) the Restricted Shares owned by the Purchaser immediately prior to such exercise to represent the same proportionate interest in the outstanding shares of Common Stock immediately following such exercise as the number of Restricted Shares held by the Purchaser immediately prior to such exercise represented in the number of outstanding shares of Common Stock immediately prior to such exercise of the Warrants.  The Purchaser shall be entitled to purchase the foregoing maximum number of shares of Common Stock at a price per share equal to the same price per share at which the shares of Common Stock issued upon exercise of any such Warrant are issued and sold.

(b)  The Company shall give the Purchaser written notice following the exercise of a Warrant in whole or in part, and such notice shall state the exercise price applicable to such Warrant and the general terms and conditions of such exercise.  The Purchaser shall have 15 days (the “Offer Period”) from the giving of such notice to elect to purchase all or any part of the Additional Shares.

ARTICLE 5

COVENANTS OF THE PURCHASER

Section 5.1                                   Securities Laws.

For so long as the Purchaser holds any Securities, the Purchaser will comply in all respects with all applicable Securities Laws, and will use its reasonable best efforts to cause the Board Representative to do the same.

Section 5.2                                   Securities Laws Disclosure ; Publicity.

Following the Closing Date, the Company will issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby. The Purchaser shall not issue any such press release or otherwise make any such public statement without the prior consent of the Company, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

Section 5.3                                   Transfer Restrictions.

(a)                                  Except as otherwise permitted in this Agreement, the Purchaser will not transfer, sell, assign or otherwise dispose of (“Transfer”) any Restricted Shares with the prior written consent of the Company, until the date on which the certificate or certificates representing the Restricted Shares are delivered to the Purchaser by the Company.

ARTICLE 6

INDEMNIFICATION

Each of the Company and the Purchaser agree (each, in such case, an “Indemnifier”) to indemnify and hold harmless each other and their respective managers, members, directors, employees, representatives, agents and Affiliates (each, in such case, an “Indemnified Person”) from and against any and all claims, liabilities, judgments, actions, expenses, losses and damages (including any attorneys’ or accountants’ fees and expenses)  (collectively, “Losses”) in any way related to, resulting from or arising out of any breach, violation or non-compliance of or with such Indemnifier’s representations, warranties, covenants and agreements set forth in this Agreement or any of the Basic Documents; provided, however, that any Indemnifier shall not be responsible for any Losses to the extent that it is finally judicially determined that they result primarily from actions taken or omitted to be taken by the Indemnified Person due to the Indemnified Person’s gross negligence or willful misconduct.

The Indemnifier shall assume the defense of any claim or proceeding in respect of which indemnification is required hereunder, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses. The Indemnified Person shall have the right to employ separate counsel selected by it with the reasonable approval of the Indemnifier in any such action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (a) the Indemnifier has agreed to pay such fees and expenses, (b) the Indemnifier shall have failed promptly to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnified Person in any such action or proceeding or (c) the named parties to any such action or proceeding (including any impleaded parties) include both an Indemnified Person and the Indemnifier, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or additional to, and potentially in conflict with, those available to the Indemnifier (in which case, if such Indemnified Person notifies the Indemnifier in writing that it elects to employ separate counsel at the expense of the Indemnifier, the Indemnifier shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Person).

The Indemnifier shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at the time for the Indemnified Person and such other Indemnified Persons. The Indemnifier shall not be liable for any settlement of any such action or proceeding effected without its consent, which consent shall not be unreasonably withheld, but if settled with its written consent or if there is a final and non-appealable judgment in such action or proceeding, the Indemnifier, subject to the proviso in the first paragraph of this Article 6, agrees to indemnify and hold harmless the Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

The indemnity and contribution agreements contained in this Article 6 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Person.

The respective representations and warranties made by the Company or the Purchaser in this Agreement and the other Basic Documents shall survive the Closing until the later to occur of:  (i) September 1, 2013, or (ii) with respect to the representations and warranties contained in Sections 3.18 of this Agreement, the date on which the applicable statute of limitations expires; provided, however, that Sections 3.2 and 3.3 shall survive indefinitely.

The Company (as Indemnifier) shall not be required to indemnify the Purchaser or any other Indemnified Person with respect to any claim for indemnification of Losses unless and until the aggregate amount of all claims for Losses against the Company exceeds $75,000 (excluding from such $75,000 aggregate, any claim for Losses under $10,000 per claim), in which case, the Company shall liable for the full amount of all such Losses (including the first $75,000 and not merely the excess over $75,000) without respect to either of such dollar limitations (for the purposes of determining whether the aggregate of such Losses exceeds $75,000 or if any individual Loss exceeds $10,000, any representation or warranty that is qualified by reference as to materiality shall be construed as not being so qualified); provided, however, that the foregoing indemnification limitation shall not be applicable in the event of a binding and non-appealable finding that the Company committed fraud, and further provided, however, that the foregoing indemnification limitation shall not be applicable to Losses resulting from breaches or violations of Sections 3.2, 3.3 or 3.7 of this Agreement.

Except for claims for fraud, the indemnification provided in this Article 6 will constitute the exclusive remedy of the Indemnified Persons and their respective assigns, from and against any and all Losses asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the transactions contemplated by this Agreement or any Basic Document, including without limitation, any breach of any representation or warranty herein or therein or the non-fulfillment of any agreement or covenant herein, therein or in any other agreement, document, or instrument required hereunder or thereunder.  Each party hereto hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims, and causes of action it may have against any other party, or any of such other party’s Affiliates, to the contrary.

Notwithstanding any other provision of this Agreement, in no event shall any party hereto be liable under this Article 6 for (i) any punitive damages or any special, incidental, indirect or consequential damages of any kind or nature, or any diminution in value, regardless of the form of action through which such damages are sought, (ii) any lost profits of any Person, even if under applicable law such lost profits would not be considered consequential or special damages, or (iii) without limiting the generality of the foregoing, any Loss calculated by using or taking into account any multiple of earnings, book value, cash flow or other measure, unless, in each case, such Losses are recovered by a third party in a third party claim pursuant to an order entered against an indemnified party or in a settlement agreement to which an indemnified party is a party.

Notwithstanding the fact that any party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement and/or any Basic Document in respect of any fact, event, condition or circumstance, no party shall be entitled to recover the amount of any Losses suffered by such party more than once, regardless of whether such Losses may be as a result of a breach of more than one representation or warranty or covenant.

ARTICLE 7

MISCELLANEOUS

Section 7.1                                   Fees and Expenses.

The Company (i) shall pay in connection with the preparation, execution and delivery of this Agreement and the other Basic Documents the reasonable expenses and legal fees incurred by the Purchaser not to exceed Sixty Thousand Dollars ($60,000), and (ii) agrees to pay or reimburse the Purchaser for any transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority on the Purchaser in respect of this Agreement or any of the other Basic Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing or registration contemplated by this Agreement or any other Basic Document or any document referred to herein or therein.

Section 7.2                                   Certain Terms.

As used herein, “Sections” refers to sections of this Agreement. As used herein, the expression “this Agreement” means the body of this Agreement; and the expressions “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement and not to any particular part or subdivision thereof. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

Section 7.3                                   Captions.

The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

Section 7.4                                   Notices.

Whenever this Agreement requires or permits any consent, approval, notice, request or demand from one party to another, such consent, approval, notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if Personally delivered or if delivered by facsimile with telephonic confirmation, when actually received by the party to whom notice is sent, (ii) if delivered by mail within the United States (whether actually received or not), at the close of business on the third business day next following the day when placed in the federal mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith) or (iii) if delivered by mail to any party located outside the United States, when received by the party to whom notice is sent:

If to the Purchaser, to:

RJSM Partners, LLC

660 Madison Avenue

17th Floor

New York, New York 10065

Attention: Nicholas Lewin

Fax: 212-898-1161

and, with a copy to (which shall not constitute notice):

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166-4193

Attention: George Soterakis, Esq.

Fax: 212-294-4700

If to the Company, to:

AVP, Inc.

6100 Center Drive, 9th Floor

Los Angeles, CA 90045

Attention: General Counsel

Fax: 310-426-8010

with a copy to (which shall not constitute notice):

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Boulevard

Los Angeles, CA 90064

Attention: Paul Irving, Esq.

David Grinberg, Esq.
James J. Vieceli, Esq.

Fax: (310) 312-4224

Section 7.5                                   Governing Law.

THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

Section 7.6                                   Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and permitted assigns, and any receiver, trustee in bankruptcy, or representative of the creditors of each such Person; provided, that the Company may not assign any right granted in this Agreement without the prior written consent of the Purchaser, such consent not to be unreasonably withheld; provided further, that the Purchaser may not assign any right granted in this Agreement without the prior written consent of the Company, such consent not to be unreasonably withheld.

Section 7.7                                   Invalid Provisions.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

Section 7.8                                   Amendments.

This Agreement may be amended, at any time and from time to time in whole or in part, or terminated, only by an instrument in writing, duly executed by all of the parties hereto.

Section 7.9                                   Counterparts.

This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 7.10                            Continuation of Rights.

The failure or refusal of a party hereto to exercise any right granted in this Agreement or the other Basic Documents shall not be deemed a waiver of the right to exercise future rights which may arise hereunder or thereunder.

Section 7.11                            Entire Agreement.

This Agreement, together with the other Basic Documents, contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior agreements, discussions and understandings.

Section 7.12                            Consent to Jurisdiction and Service of Process.

Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any federal court in the State of Delaware, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than the federal courts in Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.

AVP, INC.

By:	/s/ Leonard Armato
	Name:	Leonard Armato
	Title:	CEO, Chairman, and Commissioner

RJSM PARTNERS, LLC

By:	/s/ Nicholas Lewin
Name: Nicholas Lewin
Title: Managing Member

Exhibit 1

Warrants

Warrantholder	Exercise Price	Date Issued	Date of Expiration	Total Warrants Held
Leonard Armato	$.01	1/1/2000	1/1/2010	3,954,916
Bruce Binkow	$.01	1/1/2000	1/1/2010	1,346,356